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Exhibit 3.6(a)

ARTICLES OF AMENDMENT TO THE CHARTER
OF RFS LEASING VII, INC.

To the Secretary of State of the State of Tennessee:

        Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following amendment to its charter.

  1.
  The name of the corporation is RFS Leasing VII, Inc.

  2.
  The first sentence of Article III of the Charter of RFS Leasing VII, Inc., Principal and Registered Office, is changed from "The street address of the registered office of the Corporation shall be 850 Ridge Lake Boulevard, Suite 220, Memphis, County of Shelby, Tennessee 38120" to "The address of the Corporation's registered office and its principal office is 850 Ridge Lake Boulevard, Suite 300, Memphis, Shelby County, Tennessee 38120."

  3.
  The amendment does not provide for the exchange, reclassification or cancellation of existing shares.

  4.
  The amendment was duly adopted by the Board of Directors of RFS Leasing VII, Inc. on August 1, 2001. Pursuant to Section 48-20-102(3) of the Tennessee Business Corporation Act, shareholder approval is not required for adoption of the amendment.

  5.
  The amendment is to be effective when these articles are filed by the Secretary of State.

Dated: December 10, 2001

RFS LEASING VII, INC.
By:	/s/ KEVIN M. LUEBBERS
Kevin M. Luebbers
Title:	Secretary and Treasurer

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ARTICLES OF AMENDMENT TO THE CHARTER OF RFS LEASING VII, INC.